Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-100794, 333-110593, 333-110952, 333-129156, 333-145432, 333-161742, 333-161745, 333-161749, 333-186683, 333-49448, 333-65802, 333-66430, 333-71774, 333-72010 , 333-75810 and 333-96615 on Form S-8, Registration Statement No. 333-53672 on Form S-3 and Registration Statement No. 333-37050 on Form S-4 of our reports dated May 23, 2013, relating to the financial statements of Spartan Stores, Inc. and Subsidiaries (the “Company”) , and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 30, 2013.

/s/ Deloitte & Touche LLP

Grand Rapids, MI

May 23, 2013